UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): May 14, 2007

EMVELCO CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

468 N. Camden Drive, Suite 315, Beverly Hills, CA 90210
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 285-5350

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 14, 2007, Emvelco Corp. (the “Company”) entered into a Stock Transfer and Assignment of Contract Rights Agreement (the “Agreement”) with Emvelco RE Corp., a Nevada corporation (“ERC”), ERC’s principal shareholder The International Holdings Group Ltd., a corporation formed and registered in the Marshall Islands (“TIHG”) and ERC’s wholly owned subsidiary Verge Living Corporation, a Nevada corporation (“Verge”). Pursuant to the Agreement, the Company transferred and conveyed its 1,000 Shares (representing a 43.33% interest) (the “Shares”) in ERC to TIHG to submit to ERC for cancellation and return to Treasury. ERC, TIHG and Verge agreed to assign (the “Assignment”) to the Company all rights in and to that certain Investment Agreement, dated as June 19, 2006, and all Amendments thereto (collectively, the “Investment Agreement”) wherein ERC (from funds available to ERC from the Company) agreed to provide secured loans to Verge for the construction of a multi-use condominium and commercial property in Las Vegas, Nevada (the “Verge Property”) and for other projects and properties as provided therein. The Investment Agreement was disclosed by the Company in its Form 8-K filed on June 23, 2006.

The consideration payable to the Company under the Agreement is $500,000, which in TIHG’s discretion, may be added to the outstanding loan amount owing to the Company by ERC (the “Loan Amount”). As of May 14, 2007, the current outstanding Loan Amount owing to the Company is approximately $12 million. Under the Agreement, in no event shall the Loan Amount exceed eighty percent (80%) of the fair market value of the Verge Property. As a condition precedent to the Agreement, a current appraisal of the Verge Property shall be presented and delivered to the Company within two weeks of the date of the Agreement.

The effective date of the Agreement is January 1, 2007 (the “Effective Date”). All rights assigned to the Company under the Investment Agreement will be considered to be assigned as of the Effective Date. Accordingly, as of the Effective Date, the Company shall be the sole secured and primary beneficiary under the Investment Agreement.

As of the Effective Date, under the Investment Agreement, each loan made to Verge is due on demand or upon maturity on January 14, 2008. If the Company requests that the funds be paid on demand prior to maturity, then Verge shall be entitled to reduce the amount requested to be prepaid by 10%. The 10% discount will be paid in the form of shares of common stock of the Company, which will be computed by dividing the dollar amount of the 10% discount by the market price of the Company's shares of common stock. The terms of the loans require that the Company, be paid-off the greater of (i) the principal including 12% interest per annum or (ii) 33% of all gross profits derived from the Verge Property. In addition, the Company has the right to acquire the Verge Property for a purchase price of $15,000,000 through January 1, 2015. The purchase is payable in $10,000,000 in cash and $5,000,000 in shares of common stock of the Company.

The Board of Directors of the Company has approved the Agreement and ratified the transaction thereunder.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Stock Transfer and Assignment of Contract Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMVELCO CORP.

Date: May 16, 2007	By:	/s/ YOSSI ATTIA
Beverly Hills, California		Name: Yossi Attia Title: Chief Executive Officer